[HOENIG LETTERHEAD]                                                 EXHIBIT 99

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FOR IMMEDIATE RELEASE

For Further Information Contact:
Alan B. Herzog
914-935-9000


        FREDRIC P. SAPIRSTEIN NAMED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF
                               HOENIG GROUP INC.



Rye Brook, NY, September 5, 1996 -- Fredric P. Sapirstein was named chairman, chief executive officer, president, and director of Hoenig Group Inc. (NASDAQ:
HOEN), a financial services company specializing in securities brokerage and institutional investment management. His appointment was announced today, following the unanimous election by the board of directors, and is effective immediately. He replaces Joseph A. D'Andrea who was serving as interim chairman following the death of Hoenig's chairman and founder, Ronald H. Hoenig.

Mr. Sapirstein, 54, joins Hoenig from Bear Stearns, where he was managing director, head of Asian Equity Capital Markets and most recently head of Asian Investment Banking, based in Hong Kong. Prior to that he was chief executive officer of Schroder Wertheim & Co., Inc., Equity Division, co-managing director of Schroder Securities Worldwide, and a member of both the Wertheim and Schroder PLC Group Executive Committees.

Mr. D'Andrea, 71, will remain a director and vice president in charge of business development. In announcing the news today, Mr. D'Andrea commented, "Fred Sapirstein brings a wealth of experience and knowledge to Hoenig. His solid background in institutional brokerage, asset management and investment banking makes him highly qualified to lead Hoenig into the future."

Mr. Sapirstein commented, "I am looking forward to working with Hoenig's talented team and to building a stronger financial service organization. We will continue to focus on strategically expanding upon our current base of business."

Hoenig Group Inc. provides global securities brokerage, marketing, and distribution of independent third-party research to institutional clients through its wholly-owned subsidiaries in the U.S., the UK, and Asia. Through its wholly-owned subsidiary Axe-Houghton Associates, Inc., it also provides a wide range of investment management services to public and corporate employee benefit plans, investment partnerships and other institutional clients.

Founded in 1970, Hoenig's headquarters are in Rye Brook, New York. Hoenig's organization includes offices in Boston, London, Tokyo and Hong Kong.


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